Exhibit 5.1

January 31, 2013
Qualstar Corporation
3990-B Heritage Oak Court
Simi Valley, CA 93063

RE:	Registration Statement on Form S-3 for the Registration of 530,000 shares of common stock of Qualstar Corporation

Ladies and Gentlemen:

We have served as legal counsel in connection with the preparation of your Registration Statement on Form S–3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration for resale under the Act by certain selling shareholders (the “Selling Shareholders”) of an aggregate of 530,000 shares (the “Shares”) of common stock, without par value, of Qualstar Corporation, a California corporation (the “Company”).

We have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

Based on such examination, we advise you that, in our opinion the Shares to be sold by the Selling Shareholders pursuant to the Registration Statement have been duly authorized and are validly issued, fully paid and nonassessable.

The foregoing opinion herein is expressed solely with respect to the federal laws of the United States and the laws of the state of California as in effect on the date hereof.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.

Respectfully submitted,

/s/ Stradling Yocca Carlson & Rauth
STRADLING YOCCA CARLSON & RAUTH